Exhibit 10.01

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (this “Agreement”) is made as of this 30th day of December, 2011, by and among Transgenomic, Inc., a Delaware corporation (the “Company”), and the Persons listed on Schedule A attached to this Agreement (each individually a “Purchaser” and collectively, the “Purchasers”)).

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchasers, and the Purchasers propose to purchase, convertible promissory notes, the form of which is attached to this Agreement as Exhibit A (each a “Note” and collectively, the “Notes”), in the aggregate principal amount of $3,000,000.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, and for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1	Definitions.

In addition to the terms defined elsewhere herein, when used herein, the following terms shall have the meanings indicated hereunder:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Affiliate” means, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person.

“Agreement” means this Convertible Promissory Note Purchase Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law or executive order to close.

“Bylaws” means the Company’s Bylaws, as the same may have been amended and as in effect as of the Closing Date.

“Capital Stock” means all of the Company’s issued and outstanding equity securities.

“Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company, as the same may have been amended and as in effect as of the Closing Date.

“Claims” has the meaning set forth in Section 3.5 of this Agreement.

“Closing” has the meaning set forth in Section 2.2(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.2(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Common” or “Common Stock” means Common Stock, $0.01 par value per share, of the Company, or any other Capital Stock into which such stock is reclassified or reconstituted.

“Company” has the meaning assigned to such term in the recitals to this Agreement.

 “Compensation Plans” means, without limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards and stock ownership or stock options.

“Contractual Obligation(s)” means as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Conversion Securities” means equity securities of the Company issuable upon conversion of the Notes in accordance with its terms, those being equity securities of the same class(es) and series as the equity securities of the Company sold in the Qualified Financing which, for the avoidance of doubt, shall include any warrant(s) or other securities convertible into or exercisable for capital stock of the Company issued in the Qualified Financing.

“Copyright(s)” means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Environmental Laws” means federal, state, local and foreign laws, principles of common law, civil law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, as the same shall be in effect from time to time.

“Financial Statements” has the meaning set forth in Section 3.11 of this Agreement.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Governmental Authority(ies)” when used in the singular, means any federal, state or local governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, means all such entities.

“Indebtedness” means, as to any Person, (a) all obligations of such person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases and (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person.

“Intellectual Property Rights” means Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Mask Works, software (excluding “off the shelf” software) and other proprietary rights in intellectual property existing under Requirements of Law.

“Internet Assets” mean any internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences), including, without limitation, those created by, arising under or evidencing substantially the same economic effect as any of the foregoing.

“Losses” means all losses, Claims, or written threats thereof, damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred) or other liabilities.

“Mask Works” means any mask works and registrations and applications for registrations thereof.

“Material Adverse Effect” means, subject to any applicable cure or grace periods, a material adverse effect upon any of (a) the financial condition, operations, business or properties of the Company, except to the extent resulting from (i) changes in general local, domestic, foreign, or international economic conditions (except to the extent such change has a materially disproportionate effect on the Company as compared to other similarly situated Persons in the industry in which the Company operates), (ii) changes affecting generally the industry or industries in which the Company operates (except to the extent such change has a materially disproportionate effect on the Company as compared to other similarly situated Persons in the industry in which the Company operates), (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including, without limitation, changes in GAAP, (v) any action required by this Agreement or (vi) the announcement of this Agreement or the transactions contemplated hereby, (b) the ability of the Company to perform its material obligations under this Agreement or any of the Transaction Documents or (c) the legality, validity or enforceability of this Agreement or any of the Transaction Documents.

“Material Company IP” has the meaning set forth in Section 3.21(b).

“Notes” has the meaning assigned to such term in the recitals to this Agreement

“Obligations” means, collectively, all of the Company’s Indebtedness, liabilities and Contractual Obligations.

“Orders” has the meaning set forth in Section 3.2 of this Agreement.

“Qualified Financing” means the Company’s first sale or issuance of its equity securities after the date hereof in one transaction or a series of related transactions (which, for the avoidance of doubt, may include warrant(s) or other securities convertible into or exercisable for capital stock of the Company) for an aggregate purchase price paid in cash (not including the aggregate dollar amount of unpaid principal and accrued interest under the Notes converted pursuant to Section 2 thereof) of at least $3,000,000.

“Patent(s)” means any foreign or United States patents and patent applications, including any divisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Person” means any individual or group of individuals, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Permits” has the meaning set forth in Section 3.6(b) of this Agreement.

“Purchasers” has the meaning assigned to such term in the recitals to this Agreement.

 “Requirements of Law” means, as to any Person, any law, statute, treaty, rule, regulation, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“SEC” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Act.

“SEC Documents” has the meaning set forth in Section 3.11 of this Agreement.

“Securities Filings” means any filing required to be filed with the SEC under the Act and with any state in respect of the Company’s issuance of the Notes.

“Taxes” has the meaning set forth in Section 3.12 of this Agreement.

“Trade Secrets” means any scientific or technical information, design, process, procedure, formula or improvement that derives independent economic value from not being generally known, and not being readily ascertainable through proper means, to the Company’s competitors or other persons who can obtain economic value from its use. To the fullest extent consistent with the foregoing, and otherwise lawful, Trade Secrets shall include, without limitation, information and documentation pertaining to the design, specifications, testing, validation, implementation and customizing techniques and procedures concerning the Company’s present and future products and services.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Transaction Documents” means, collectively, this Agreement and the Notes.

1.2	Accounting Terms; Financial Statements.

All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term “sound accounting practice” shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

1.3	Knowledge of the Company.

All references to “Knowledge of the Company” or any similar phrase means the actual knowledge of Craig Tuttle, Chad Richards, Brett Frevert and Katherine Richardson (collectively, the “Key Employees”), or knowledge any such person would be reasonably expected to have given their position with the Company.

ARTICLE II
PURCHASE AND SALE OF NOTES

2.1	Purchase and Sale of the Notes.

Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees that it will purchase from the Company, on the Closing Date, a Note in the amount set forth opposite such Purchaser’s name on Schedule A attached hereto, for an aggregate purchase price of Three Million Dollars ($3,000,000.00).

2.2	Closing.

The closing of the sale and purchase of the Notes (the “Closing”) shall take place at the offices of Husch Blackwell LLP at 1620 Dodge Street, Suite 2100, Omaha, Nebraska 68102, at 10:00 a.m., local time, on December 30, 2011, or at such other time, place and date that the Company and the Purchasers may agree in writing (the “Closing Date”). On the Closing Date, the Company shall deliver the Notes being acquired by each Purchaser upon receipt by the Company of payment of the purchase price therefor, as set forth on Schedule A hereto, by or on behalf of each Purchaser to the Company by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.

2.3	Reservation of Securities.

The Company hereby covenants that, in connection with soliciting board and/or stockholder approval with respect to the Qualified Financing while the Notes remain outstanding, the Company shall reserve a sufficient number of shares of its capital stock for issuance upon conversion of the Notes and the exercise and/or conversion of the Conversion Securities, as applicable, and a sufficient number of shares of Common Stock for issuance upon conversion of such shares of capital stock, if applicable.  In connection therewith, (i) such shares of the Company’s capital stock shall be duly authorized and, when issued or delivered upon (x) conversion of the Notes in accordance with the terms of the Notes or (y) exercise or conversion of the Conversion Securities in accordance with their terms, shall be validly issued, fully paid and non-assessable, and (ii) if applicable, such shares of Common Stock, when issued or delivered upon the exercise or conversion of such capital stock in accordance with the terms of the Company’s Certificate of Incorporation, shall be validly issued, fully paid and non-assessable.

2.4	Use of Proceeds.

The Company shall use the proceeds from the sale of the Notes for general corporate purposes.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants and covenants to each Purchaser as follows:

3.1	Corporate Existence and Power.

The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is licensed and in good standing under the laws of each jurisdiction to which its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to do so would not have a Material Adverse Effect; and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

3.2	Authorization; No Contravention.

The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, the sale, issuance and delivery of the Notes (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or the Bylaws; and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation or the judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company, in each case in this clause (c), individually or in the aggregate, as would have a Material Adverse Effect.

3.3	Governmental Authorization; Third Party Consents.

Except for filing of the Securities Filings, no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Notes) by, or enforcement against the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

3.4	Binding Effect.

This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5	Litigation.

There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company. To the Knowledge of the Company, there is no fact, event or circumstance that is likely to give rise to any Claim. The Company has not received notice of any Order and no Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which it is a party.

3.6	Compliance with Laws.

(a)
The Company is in compliance in all respects with all Requirements of Law and all Orders issued by a Governmental Authority, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)
The Company has all licenses, permits, orders and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company taken as a whole; such Permits are in full force and effect; and no violations are or have been recorded in respect of any Permit, except in each case, individually or in the aggregate, as would not have a Material Adverse Effect.

(c)	No material expenditure is presently required by the Company to comply with any existing Requirement of Law or Order.

(d)
None of the Company, any subsidiary or any director, officer, or employee of, or, to the Knowledge of the Company, any agent or other person associated with or acting on behalf of the Company or any subsidiary has, directly or indirectly: (a) used any funds of the Company or any subsidiary for unlawful contributions, gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any subsidiary; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, rule or regulation issued by the U.S. Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department, the Financial Action Task Force on Money Laundering (“FATF”) or the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act or any similar Requirements of Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any subsidiary; (e) made any fraudulent entry on the books or records of the Company or any subsidiary; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any subsidiary.

3.7	Capitalization; Validity of Notes and Conversion Securities.

On the Closing Date, the authorized Capital Stock shall consist of (a) 100,000,000 shares of Common, of which 49,289,672 will be outstanding and issued; and (b) 15,000,000 shares of Series A Preferred, of which 2,586,205 shares are outstanding and issued (the “Series A Shares”).  The Notes are duly authorized, and, assuming the accuracy of the representations and warranties of the Purchasers set forth in Article IV, when issued to the Purchasers pursuant to the terms of this Agreement, will be validly issued, and, assuming the accuracy of the representations and warranties of the Purchasers in Sections 4.5, 4.6, and 4.7 hereof, will be issued in compliance with (or pursuant to exemptions under) the registration and qualification requirements of all applicable securities laws, and will be free and clear of any and all Liens except as set forth in this Agreement, the Notes or as otherwise created by Purchasers.  The shares of capital stock of the Company issuable upon conversion of the Notes and the exercise and/or conversion of the Conversion Securities, as applicable, assuming the accuracy of the representations and warranties of the Purchasers set forth in the Notes and the Conversion Securities, as applicable, when issued to the Purchasers pursuant to the terms of the Notes, will be validly issued, fully paid and nonassessable, and, assuming the accuracy of the representations and warranties of the Purchasers in the Notes and the Conversion Securities, as applicable, will be issued in compliance with (or pursuant to exemptions under) the registration and qualification requirements of all applicable securities laws, and will be free and clear of any and all Liens except as set forth in this Agreement, the Notes or as otherwise created by Purchasers.  The shares of Common issuable upon conversion of such capital stock of the Company, if applicable, when issued to the Purchasers pursuant to the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable, and, assuming the accuracy of the representations and warranties of the Purchasers in Sections 4.5, 4.6, and 4.7 hereof, will be issued in compliance with (or pursuant to exemptions under) the registration and qualification requirements of all applicable securities laws, and will be free and clear of any and all Liens except as set forth in this Agreement, the Notes or as otherwise created by Purchasers.   If at any time after the date hereof, the Company does not have a sufficient number of shares of its capital stock authorized and available for issuance of, or exercise or conversion of, the Conversion Securities, the Company and the Purchasers will jointly cooperate with one another in obtaining the necessary stockholder approval to increase the number of authorized shares of capital stock at the Company’s next annual meeting of stockholders; provided, however, that if the Purchasers so request in writing, in lieu of waiting until the next annual meeting of stockholders, the Company shall call and hold a special meeting of its stockholders within sixty (60) days of the date such writing is given by the Purchasers for the sole purpose of increasing the number of authorized shares of the Company’s capital stock (such meeting, a “Special Meeting”), and the Company and the Purchasers will jointly cooperate with one another in obtaining the necessary stockholder approval at such Special Meeting.  The outstanding shares of Capital Stock of the Company are all duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with (or pursuant to exemptions under) the registration and qualification requirements of all applicable securities laws.  The Company does not own directly or indirectly, nor has it made any investment in, any Capital Stock of or ownership interest in any other Person.

3.8	No Default or Breach; Contractual Obligations.

The Company has not received notice of, and is not in default under, or with respect to, any Contractual Obligation in any respect, which, individually or together with all such defaults, would have a Material Adverse Effect.  All Contractual Obligations of the Company are valid, in full force and effect and binding upon the Company, and to the Knowledge of the Company, the other parties thereto except in each case, individually or in the aggregate, as would not have a Material Adverse Effect.  To the Knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except in each case, individually or in the aggregate, as would not have a Material Adverse Effect.

3.9	Title to Real Property.

The Company has good, record and marketable title in fee simple to, or holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise owned or leased by it, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect.

3.10	FIRPTA.

The Company is not a “foreign person” within the meaning of Section 1445 of the Code.

3.11	SEC Documents; Financial Statements.

The Common is registered pursuant to Section 12(b) of the Exchange Act.  During the two-year period preceding the Closing Date, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (the “SEC Documents”).  At the times of their respective filings, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents.  At the times of their respective filings, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company currently meets the Registrant Requirements set forth in Section I.A. of the general instructions to SEC Form S-3.  As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.12	Taxes.

(a)
The Company has paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (hereinafter, “Taxes” or, individually, a “Tax”) that have come due and are required to be paid by it through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, and shall timely pay any Taxes including additions, interest and penalties, required to be paid by it on, before or after the date hereof;

(b)
the Company has timely filed returns for Taxes that it is required to file on and through the date hereof and all information set forth in such Tax returns is correct and complete in all material respects;

(c)
with respect to all Tax returns of the Company, (i) there is no unassessed tax deficiency proposed or to the Knowledge of the Company threatened against the Company and (ii) no audit is in progress and no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax;

(d)	the Company has neither agreed to nor is required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting methods or otherwise; and

(e)
all liabilities for Taxes of the Company attributable to periods prior to the date hereof have been adequately provided for in the Financial Statements and the liability of the Company for Taxes has not and will not increase at any time up to the Closing Date other than in the ordinary course of business.

3.13	Changes

Except as disclosed in the SEC Documents, since December 31, 2010 there has not been:

(a)
any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)	any damage, destruction or loss, whether or not covered by insurance, causing a Material Adverse Effect;

(c)	any waiver or compromise by the Company of a valuable right or of a material debt owed, except in the course of business;

(d)	any satisfaction or discharge of any Lien by the Company, except in the ordinary course of business;

(e)	any material change or amendment to an Obligation, except in the ordinary course of business;

(f)
receipt of notice that there has been a loss of, or material order cancellation by, any material customer of the Company or to the Knowledge of the Company any threatened termination, cancellation or limitation of, or any adverse modification or change in the business relationship of the Company, or the business of the Company, with any material customer or material supplier and, to the Knowledge of the Company, there exists no present condition or state of fact circumstances that would have a Material Adverse Effect or prevent the Company from conducting such business relationships or such business with any such material customer or material supplier in the same manner as heretofore conducted by the Company;

(g)	any Lien, created by the Company, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable or Liens arising in the ordinary course of business;

(h)
any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than advances made in the ordinary course of business;

(i)	any resignation or termination of employment of any Key Employee;

(j)
any declaration, setting aside or payment or other distribution in respect of any of the Company’s Capital Stock (except for the reservation of shares of Capital Stock pursuant to this Agreement and the Transaction Documents), or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; or

(k)	any binding agreement or commitment by the Company to do any of the things described in this Section 3.13.

3.14	Investment Company.

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.15	Private Offering.

No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Notes. Assuming the accuracy of the representations and warranties of the Purchasers, no registration of the Notes, pursuant to the provisions of the Act or any state securities or “blue sky” laws, will be required by the offer, sale or issuance of the Notes.

3.16	Employee Matters.

(a)
To the Company’s Knowledge, no Employee is a party to or is otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant or commitment of any nature), or subject to any Order, (i) that would conflict with such Employee’s obligation diligently to promote and further the interests of the Company or (ii) that would conflict with the Company’s business as now conducted. The Company has complied with all Requirements of Law relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes, except in each case, individually or in the aggregate, as would not have a Material Adverse Effect.

(b)	No unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans or employment agreements for the Employees.

(c)
None of the Key Employees has any plans to terminate his or her employment with the Company to the Company’s Knowledge, and the Company has no intention of terminating the employment of any Key Employee.

3.17	Labor Relations.

(a)	The Company is not engaged in any unfair labor practice under any Requirement of Law;

(b)
there is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the Knowledge of the Company, threatened against the Company, and (ii) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against the Company;

(c)	the Company is not a party to any collective bargaining agreement or contract;

(d)	there is no union representation question existing with respect to the employees of the Company; and

(e)	to the Knowledge of the Company, no union organizing activities are taking place with respect to the employees of the Company.

3.18	Employee Benefit Plans.

Each employee benefit plan subject to any provision of ERISA maintained, established or sponsored by the Company, or in which any employee of the Company participates, or to which the Company contributes (collectively, the “Plans”) is in compliance with all applicable Requirements of Law except to the extent that noncompliance with such Requirements of Law would not have a Material Adverse Effect. No Plan (a) is subject to Title IV of ERISA, or is otherwise a Defined Benefit Plan, or is a multiple employer plan (within the meaning of Section 413(c) of the Code); or (b) provides for post-retirement welfare benefits except to the extent any such benefits are required by law or a “parachute payment” (within the meaning of Section 280G(b) of the Code).  The execution and delivery of this Agreement and each of the other Transaction Documents, the purchase and sale of the Notes and the consummation of the transactions contemplated hereby and thereby will not result in any prohibited transaction by the Company within the meaning of Section 406 of ERISA or Section 4975 of the Code.

3.19	Title to Assets.

The Company owns and has good and valid title to all of its properties and assets used in its business and reflected as owned in the Financial Statements (collectively, the “Assets”), in each case free and clear of all Liens, except for (a) Liens specifically described in the notes to the Financial Statements, (b) Liens that would not, individually or in the aggregate, have a Material Adverse Effect, or (c) Liens for Taxes that have not yet become delinquent.

3.20	Liabilities.

The Company has no material liabilities other than (i) liabilities fully and adequately reflected or reserved against in the Financial Statements, (ii) liabilities not required by GAAP to be set forth in the Financial Statements and (iii) liabilities incurred since December 31, 2010 in the ordinary course of business and that will not have a Material Adverse Effect.

3.21	Intellectual Property.

(a)
The Company is the owner of or has the license or right to use, sell, license or dispose of all of the Intellectual Property Rights that are used in connection with the business of the Company as presently conducted, free and clear of all Liens.

(b)
Schedule 3.21(b) attached to this Agreement sets forth all of the registered Copyrights, Patents, patent applications, registered Trademarks, and domain names owned or licenses by the Company that are material to the business of the Company as currently conducted.  None of the Intellectual Property Rights that are material to the business of the Company as currently conducted (the “Material Company IP”) is subject to any outstanding Order, and no Claim is pending or, to the Knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

(c)
With respect to all licenses, sublicenses and other agreements under which the Company is either a licensor or licensee of any Material Company IP, the Company has performed all material obligations imposed upon it thereunder, and the Company is not, nor to the Knowledge of the Company is any party thereto in breach of or default thereunder in any material respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the licenses, sublicenses and other agreements under which the Company is either a licensor or licensee of any Material Company IP, are valid, enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company, with respect to the other party or parties to such licenses, and will continue to be so on identical terms immediately following the Closing, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity related to enforceability (regardless of whether considered in a proceeding at law or in equity).

(d)
To the Knowledge of the Company none of the Material Company IP currently sold or licensed by the Company to any Person or used by or licensed to the Company infringes upon or otherwise violates any Intellectual Property Rights of others.

(e)
No litigation is pending and no Claim has been made against the Company or, to the Knowledge of the Company, is threatened, contesting the right of the Company to sell or license the Material Company IP to any Person or use the Material Company IP presently sold or licensed to such Person or used by the Company.

(f)	To the Knowledge of the Company, no Person is infringing upon or otherwise violating the Material Company IP.

(g)
No former employer of any Employee, and no current or former client of any consultant of the Company, has made a claim, or to the Knowledge of the Company threatened to make a claim, against the Company that such Employee or such consultant is utilizing proprietary information of such former employer or client.

(h)
To the Knowledge of the Company, no Employee is in material violation of any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such Employee with the Company.

(i)
None of the Company’s Trade Secrets has been disclosed to any Person other than (i) employees, representatives and agents of the Company, (ii) as required pursuant to any filings with a Governmental Authority, (iii) when disclosure to a Person is pursuant to provisions in non-disclosure, consultant, license or other confidentiality agreements entered into by the Company or (iv) in connection with discussions with possible sources of financing for the Company subject to customary non-disclosure arrangements.

3.22	Potential Conflicts of Interest.

Except as disclosed in the SEC Documents, during the two-year period preceding the Closing Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404(d)(1) of Regulation S-K promulgated by the SEC.

3.23	Trade Relations.

There exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of, or any adverse modification or change in, the business relationship of the Company, or the business of the Company, with any customer or any group of customers whose purchases are individually or in the aggregate material to the Company, or with any material supplier of the Company, and, to the Knowledge of the Company, there exists no present condition or state of fact or circumstances that would have a Material Adverse Effect or prevent the Company from conducting such business relationships or such business with any such customer, such group of customers or such material supplier substantially in the same manner as heretofore conducted by the Company.

3.24	Insurance.

The Company maintains insurance with insurance companies in such amounts and covering such risks as are usually and customarily carried by Persons engaged in the business conducted by the Company. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any of the other Transaction Documents.

3.25	Minute Records.

All minutes and written consents since January 1, 2009 of the Board of Directors and stockholders of the Company have been provided or made available to the Purchasers. The minutes and written consents contain a complete summary of all meetings of the Board of Directors and stockholders since January 1, 2009 and reflect all transactions referred to in such minutes and written consents accurately in all material respects.

3.26	Environmental Matters.

The Company is and has been in compliance in all respects with all applicable Environmental Laws except for failures to be in compliance that would not, individually or in the aggregate, have a Material Adverse Effect. There is no Claim pending or, to the Knowledge of the Company, threatened against the Company pursuant to Environmental Laws that would reasonably be expected to result in a fine, penalty or other obligation, cost or expense that would have a Material Adverse Effect; and, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws except in each case, individually or in the aggregate, as has not had or would not have a Material Adverse Effect.

3.27	Broker’s, Finder’s or Similar Fees.

There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by any such Person.

3.28	Accountants.

McGladrey & Pullen, LLP, whose report on the financial statements of the Company is filed with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, were, at the time such report was issued, independent registered public accountants as required by the Act. Except as described in the SEC Documents and as preapproved in accordance with the requirements set forth in Section 10A of the Exchange Act, to the Knowledge of the Company, McGladrey & Pullen, LLP has not engaged in any non-audit services prohibited by subsection (g) of Section 10A of the Exchange Act on behalf of the Company.

3.29	Internal Controls.

The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.30	Disclosure Controls.

The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act). Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company is in compliance in all material respects with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.

3.31	Corporate Governance.

The Board of Directors meets the independence requirements of, and has established an audit committee that meets the independence requirements of, the rules and regulations of the SEC. The Audit Committee has reviewed the adequacy of its charter within the past 12 months.

3.32	No Undisclosed Events or Circumstances.

Except as disclosed in the SEC Documents, since December 31, 2010, except for the consummation of the transactions contemplated herein, to the Company’s Knowledge, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under any Requirement of Law, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

3.33	Application of Takeover Provisions.

The issuance of the Notes and the Conversion Securities pursuant hereto and thereto and the Purchasers’ ownership thereof is not prohibited by the business combination statutes of the state of Delaware or the Certificate of Incorporation. The Company has not adopted any stockholder rights plan, “poison pill” or similar arrangement that would trigger any right, obligation or event as a result of the issuance of the Notes and/or the Conversion Securities and the Purchasers’ ownership of such securities and there are no similar anti-takeover provisions under the Certificate of Incorporation. In addition, the Company covenants and agrees that, from and after the Closing Date, it will not adopt any such anti-takeover provisions, whether under its Certificate or otherwise, that would be applicable to the Purchasers or any of their respective Affiliates.

3.34	No Stockholder Approval.

Except for the approval of the Series A Shares as required pursuant to the Certificate of Designation for the Series A Shares filed with the Secretary of State of the State of Delaware no approval of the stockholders of the Company is required under law or otherwise for the Company to issue and deliver to the Purchasers the Notes and the Conversion Securities as contemplated hereby and thereby.

3.35	Disclosure.

(a)
Agreement and Other Documents.  This Agreement and the documents and certificates furnished to the Purchasers by the Company, including but not limited to the SEC Documents, do not contain any untrue statement fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(b)	Material Adverse Effects. To the Knowledge of the Company, there is no fact which the Company has disclosed to the Purchasers in writing which would have a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants to the Company as follows:

4.1	Existence and Power.

The Purchaser is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents.

4.2	Authorization; No Contravention.

The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including, without limitation, the purchase of the Notes, (a) have been duly authorized by all necessary action, (b) do not contravene the terms of the Purchaser’s organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, any Contractual Obligation of the Purchaser, or any Orders of any Governmental Authority or Requirement of Law applicable to the Purchaser in each case, individually or in the aggregate, as would have a material adverse effect on (i) the ability of the Purchaser to perform its material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents.

4.3	Governmental Authorization; Third Party Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other person with respect to any Requirement of Law, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Notes) by, or enforcement against, the Purchaser of this Agreement and each of the other Transaction Documents to which the Purchaser is a party or the transactions contemplated hereby and thereby.

4.4	Binding Effect.

This Agreement and each of the other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.5	Purchase for Own Account.

The Notes and the Conversion Securities issuable upon conversion thereof that are being acquired by the Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Act, or under an exemption from such registration available under the Act. If the Purchaser should in the future decide to dispose of any of such securities, the Purchaser understands and agrees that it may do so only in compliance with the Act and applicable state securities laws, as then in effect.

4.6	Restricted Securities.

The Purchaser understands that the Notes and the Conversion Securities will not be registered at the time of their issuance under the Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Act and that the reliance of the Company on such exemption is predicated in part on the Purchaser’s representations set forth herein. The Purchaser represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment. The Purchaser further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering and to obtain additional information to the Purchaser’s satisfaction.

4.7	Accredited Investor Status.

The Purchaser is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Act.

4.8	Litigation.

There are no Claims pending or, to the knowledge of the Purchaser, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Purchaser that, individually or in the aggregate, would have a material adverse effect on (i) the ability of the Purchaser to perform its material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents. No Order has been issued by any court or other Governmental Authority against the Purchaser purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

4.9	Broker’s, Finder’s or Similar Fees.

There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Purchaser, in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

4.10	Inquiries and Access; No Reliance.

The Company has provided the Purchaser the opportunity to ask questions of the Company and has provided full access to its facilities and personnel in response to any request therefor that the Purchaser and his or its purchaser representative(s), if any, have made, concerning the Company and its activities, and all other matters relating to the operations of the Company and the offering and sale of the Notes. The Purchaser acknowledges that he or it is not relying upon any other investor or any officer, director, stockholder, employee, agent, partner or Affiliate of any such investor in making his or its investment, or decision to invest, in the Company or in monitoring such investment. In addition, the purchase of the Notes and the consummation of the transactions contemplated hereunder by the Purchaser are not done in reliance upon any warranty or representation by, or information from, the Company of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement (including the exhibits hereto) and in any certificates required to be delivered to the Purchaser by the Company hereunder and thereunder. Such purchase and consummation are instead done entirely on the basis of the Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company as well as those representations and warranties by the Company specifically set forth in this Agreement (including the exhibits hereto) and in any certificates required to be delivered to the Purchaser by the Company hereunder and thereunder. In no respect does this Section 4.10 limit the representations and warranties contained in Article III of this Agreement.

ARTICLE V
CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE

The obligation of each of the Purchasers (i) to purchase the Notes pursuant to the terms of this Agreement and (ii) to perform any obligations hereunder with respect to the Closing shall be subject to the satisfaction as reasonably determined by, or waiver by, each of the Purchasers of the following conditions on or before the Closing Date.

5.1	Representations and Warranties.

The representations and warranties of the Company contained in Article III hereof shall be true and correct at and on the Closing Date as if made at and on such date.

5.2	Compliance with this Agreement.

The Company shall have performed and complied with all of its agreements and conditions set forth herein that are required to be performed or complied with by the Company on or before the Closing Date.

5.3	Secretary’s Certificate.

The Secretary of the Company shall deliver to each of the Purchasers a certificate certifying from the Company, in form and substance satisfactory to the Purchasers, dated the Closing Date and signed by the Secretary of the Company, certifying (a) as to the Certificate of Incorporation and Bylaws, (b) that the resolutions of the Board of Directors approving this Agreement and each of the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

5.4	Consents and Approvals.

Except for the Securities Filings, all consents, exemptions, authorizations, or other action by, or notices to, or filings with, Governmental Authorities and other Persons required in respect of all Requirements of Law and with respect to those Contractual Obligations of the Company that are necessary in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement and each of the other Transaction Documents shall have been obtained and be in full force and effect, and each of the Purchasers shall have been furnished with appropriate evidence thereof.

5.5	No Application of Anti-Takeover Provisions.

The Company’s Board of Directors, to the extent permissible under Delaware law, shall have taken all necessary action such that any provisions contained in the Certificate of Incorporation or Delaware law that may apply to business combinations or other transactions with affiliated stockholders or impact the voting rights of affiliated stockholders shall not apply to the Purchasers or any of their respective Affiliates, including but not limited to Section 203 of the Delaware General Corporation Law. The Company shall not have adopted any stockholder rights plan, “poison pill” or similar arrangement, or any anti-takeover provisions under its charter documents, that would trigger any right, obligation or event as a result of the issuance of the Notes or the Conversion Securities pursuant hereto and thereto to the Purchasers or the Purchasers’ ownership of such securities, or the accumulation of Company securities acquired in the market by the Purchasers or their respective Affiliates.

5.6	No Material Judgment or Order.

There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law that, in the reasonable judgment of the Purchasers, would prohibit the purchase of the Notes or subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

5.7	No Litigation.

No action, suit proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company that, if adversely determined, would have, individually or in the aggregate, a material adverse effect on (i) the ability of the Company to perform its material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents.

5.8	Preemptive Rights.

All stockholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Notes shall have irrevocably waived the same in writing.

5.9	No Suspension of Trading.

Trading in the Common shall not have been suspended by the SEC or otherwise.

ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO CLOSE

The obligation of the Company to issue and sell the Notes and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as reasonably determined by, or written waiver by, the Company of the following conditions on or before the Closing Date.

6.1	Representations and Warranties.

The representation and warranties of each of the Purchasers contained in Article IV hereof shall be true and correct at and on the Closing Date as if made at and on such date.

6.2	Compliance with this Agreement.

Each of the Purchasers shall have performed and complied with all of the agreements and conditions set forth herein that are required to be performed or complied with by such Purchaser on or before the Closing Date.

6.3	No Material Judgment or Order.

There shall not be on the Closing Date any Order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law that, in the reasonable judgment of the Company, would prohibit the sale of the Notes or subject the Company to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Notes were to be purchased hereunder.

6.4	No Litigation.

No action, suit proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Purchasers that, if adversely determined, would have, individually or in the aggregate, a material adverse effect on (i) the ability of the Purchasers to perform their respective material obligations under this Agreement or any of the other Transaction Documents or (ii) the legality, validity or enforceability of this Agreement or any of the other Transaction Documents.

6.5	Consents and Approvals.

Except for the Securities Filings, all consents, exemptions, authorizations, or other action by, or notices to, or filings with, Governmental Authorities and other Persons required in respect of all Requirements of Law and with respect to those Contractual Obligations of the Purchasers that are necessary in connection with the execution, delivery or performance by, or enforcement against, the Purchasers of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof.

ARTICLE VII
MISCELLANEOUS

7.1	Survival of Representations and Warranties.

All of the representations and warranties made herein shall survive the execution and delivery of this Agreement and expire twenty-four (24) months after the Closing Date, except for (a) Sections 3.1 , 3.2, 3.4, 3.7, 4.1, 4.2, 4.4, and 4.5 which representations and warranties shall survive indefinitely, and (b) Section 3.12 , which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty related (including any extensions or waivers thereof) and (ii) 60 days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no Claim with respect to Section 3.12 may be asserted thereafter with the exception of Claims arising out of any fact, circumstance, action or proceeding to which the party asserting such Claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom.

7.2	Notices.

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)	if to the Company:

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attention: Craig J. Tuttle
Facsimile: 402-452-5461

with a copy to:

Husch Blackwell LLP
1620 Dodge Street; Suite 2100
Omaha, Nebraska 68102
Attention: David E. Gardels, Esq.
Facsimile: 402-964-5050

and

(b)	if to the Purchasers:

c/o Third Security, LLC
1881 Grove Avenue
Radford, Virginia 24141
Attention:  Tad Fisher
Facsimile: 540-633-7939

with a copy to:

Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Attention: John Owen Gwathmey, Esq.
Facsimile: 804-698-5174

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

7.3	Successors and Assigns; Third Party Beneficiaries.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws the Purchasers may assign any of their rights under any of the Transaction Documents to any of their respective Affiliates. The Company may not assign any of their rights under this Agreement without the written consent of the Purchasers. No person other than the parties hereto and their successors are intended to be beneficiaries of the provisions of this Agreement.

7.4	Amendment and Waiver.

(a)
No failure or delay on the part of the Company or Purchasers in exercising any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or rem preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The provided for herein are cumulative and are not exclusive of any remedies that may be available to the Purchasers at law, in equity or otherwise.

(b)
Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of a of this Agreement, and any consent to any departure by the Company or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchasers, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand shall entitle the Company to any other further notice or demand in similar or other circumstances.

7.5	Counterparts; Facsimile.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, and may be delivered to the other parties hereto by facsimile or similar electronic means.

7.6	Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.7	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

7.8	Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

7.9	Rules of Construction.

Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

7.10	Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

7.11	Publicity; Confidentiality.

None of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement or the transactions contemplated hereby or the Purchasers without prior approval by the other parties hereto; provided, however, that nothing in this Agreement shall restrict the Purchasers or the Company from disclosing information (a) that is already publicly available, (b) that was known to the Purchasers on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that the parties will use reasonable efforts to notify the other party in advance of such disclosure so as to permit such party to seek a protective order or otherwise contest such disclosure, and such other party will use reasonable efforts to cooperate, at the expense of the party trying to prevent such disclosure, with such party in pursuing any such protective order, (d) to the Purchasers’ or the Company’s officers, directors, agents, employees, members, partners, controlling persons, auditors or counsel, (e) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents or (f) to the prospective transferee in connection with any contemplated transfer of any of the Notes or the Conversion Securities or the capital stock of the Company issuable upon the conversion or exercise thereof. If any announcement is required by law or the rules of any securities exchange or market on which shares of Common are traded to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other party and shall give the other party reasonable opportunity to comment thereon.

7.12	Further Assurances.

Each of the parties shall execute such documents and perform such further acts, at the expense of the requesting party, (including, without limitation, obtaining any consents, exemptions, authorizations or other action by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

7.13	Qualified Financing.

The Purchasers covenant and agree that, at the closing of the Qualified Financing, they will execute and deliver to the Company, as an “investor” thereunder, such stock purchase agreement, investors’ rights agreement and/or any other agreements as are entered into by the investors in the Qualified Financing generally; provided that the Company agrees that such agreements shall be in a form acceptable to the Purchasers acting reasonably.

7.14	Expenses. Each party hereto shall be responsible for its own fees and expenses associated with this Agreement closing of the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

COMPANY:	TRANSGENOMIC, INC.

	By:	/s/ Craig J. Tuttle
Craig J. Tuttle
Chief Executive Officer and President

PURCHASERS:	THIRD SECURITY SENIOR STAFF 2008 LLC

	By:	Third Security, LLC, Manager

	By:	/s/ Randal J. Kirk
Randal J. Kirk, Manager

THIRD SECURITY STAFF 2010 LLC

	By:	Third Security, LLC, Manager

	By:	/s/ Randal J. Kirk

Randal J. Kirk, Manager

THIRD SECURITY INCENTIVE 2010 LLC

	By:	Third Security, LLC, Manager

	By:	/s/ Randal J. Kirk
Randal J. Kirk, Manager

[Signature Page to Convertible Promissory Note Purchase Agreement]

SCHEDULE A

1.	Third Security Senior Staff 2008 LLC — $1,200,000.00

2.	Third Security Staff 2010 LLC — $1,200,000.00

3.	Third Security Incentive 2010 LLC — $600,000.00

SCHEDULE 3.21(b)

EXHIBIT A

FORM OF NOTE

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE
TRANSGENOMIC, INC.

Principal Amount: ____________	Issue Date:	December 30, 2011
	Maturity Date:	March 31, 2012

For value received, Transgenomic, Inc., a Delaware corporation (the “Company”), with principal offices at 12325 Emmet Street, Omaha, Nebraska 68164,  hereby promises to pay in lawful money of the United States to ______________________, or permitted registered assigns (“Registered Holder”), the principal amount set forth above, together with simple interest on the unpaid principal balance at a rate equal to sixteen percent (16%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the “Issue Date” of this Note set forth above, until the principal amount and all interest accrued thereon are paid. Provided that this Note has not been earlier converted into Conversion Securities pursuant to the terms and conditions of Section 2, the unpaid principal amount of this Note, together with any then unpaid accrued interest (collectively, the “Note Amount”), shall be due and payable by the Company on the Maturity Date or such earlier time as provided for in Section 2; provided, further, however, that notwithstanding the foregoing or the provisions of Section 2, the Note Amount shall be due and payable upon the occurrence of an Event of Default (as defined below).

This Note is executed and delivered by the Company pursuant to the terms and conditions of that certain Convertible Promissory Note Purchase Agreement by and among the Company, Registered Holder and certain other parties specified therein, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), and is subject to the terms and conditions of the Purchase Agreement.  The following, together with the Purchase Agreement, is a statement of the rights of Registered Holder and the conditions to which this Note is subject, and to which Registered Holder hereof, by the acceptance of this Note, agrees:

1.           DEFINITIONS.  The following definitions shall apply for all purposes of this Note:

(a)           “Common Stock” means shares of the Company’s common stock, $0.01 par value per share.

(b)            “Conversion Price” means the per equity security price paid by the investors for the Company’s equity securities issued in the Qualified Financing.

(c)           “Conversion Securities” means equity securities of the Company of the same class(es) and series as the equity securities of the Company sold in the Qualified Financing which, for the avoidance of doubt, shall include any warrant(s) and/or other securities convertible into or exercisable for capital stock of the Company issued in the Qualified Financing.

(d)            “Maturity Date” means March 31, 2012.

(e)           “Qualified Financing” means the Company’s first sale or issuance of its equity securities after the date hereof in one transaction or a series of related transactions (which, for the avoidance of doubt, may include warrant(s) or other securities convertible into or exercisable for capital stock of the Company) for an aggregate purchase price paid in cash (not including the Note Amount converted pursuant to Section 2) of at least $3,000,000.

(f)           “Note” means this Convertible Promissory Note (and all Convertible Promissory Notes issued in exchange, transfer or replacement hereof).

2.           CONVERSION, PAYMENT AND TERMINATION OF RIGHTS.

(a)           Conversion or Payment

(i)           Qualified Financing.  At the closing of the Qualified Financing the Note Amount shall automatically, and without further action or consent of Registered Holder, convert into that number of Conversion Securities that results from dividing the Note Amount by the applicable Conversion Price (plus, for the avoidance of doubt, any warrant(s) and/or other equity securities convertible into or exercisable for capital stock of the Company that would be issuable in connection with an investment in the Qualified Financing of the Note Amount). Registered Holder will deliver the original Note to the Company and will execute and deliver to the Company at the closing as an “investor” thereunder such stock purchase agreement, investors’ rights agreement and/or any other agreements as are entered into by the investors in the Qualified Financing generally; provided that the Company agrees such agreements shall be in a form acceptable to Registered Holder acting reasonably.

(ii)          Maturity Date.  Provided that this Note has not previously been converted or paid pursuant to Section 2.1(a), the Note Amount shall be due and payable by the Company on the Maturity Date.

(iii)          Termination of Rights.  All rights with respect to this Note shall terminate upon the issuance of the Conversion Securities to Registered Holder upon conversion of the Note Amount, whether or not this Note has been surrendered and whether or not all stock purchase, investors’ rights, co-sale, voting or other agreements have been executed and delivered by Registered Holder to the Company. Notwithstanding the foregoing, Registered Holder agrees to surrender this Note to the Company for cancellation as soon as is possible following conversion of this Note. Registered Holder shall not be entitled to receive the stock certificate and/or other instruments representing the Conversion Securities to be issued upon conversion of this Note until the original of this Note is surrendered to the Company or an affidavit of loss is executed and provided to the Company and the agreements referenced in this Section 2 have been executed and delivered to the Company.

3.           ISSUANCE OF CONVERSION SECURITIES.  Subject to Section 2, as soon as practicable after conversion of this Note, the Company at its expense will cause to be issued in the name of and delivered to Registered Holder, a stock certificate or stock certificates and/or additional instruments for the Conversion Securities to which Registered Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable United States and state and federal securities laws in the reasonable opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation or Bylaws, or by any agreement between the Company and Registered Holder). Such conversion shall be deemed to have been made on the date of the closing of the Qualified Financing and Registered Holder shall be treated for all purposes as the record holder of such Conversion Securities as of such date. No fractional shares will be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the applicable Conversion Price.

4.           NO RIGHTS AS STOCKHOLDER.  This Note does not entitle Registered Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into Conversion Securities in accordance with its terms. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of Registered Holder, shall cause Registered Holder to be a stockholder of the Company for any purpose.

5.           DEFAULT.

(a)           An “Event of Default” will be deemed to have occurred upon any of the following events:

(i)           the Company’s failure to pay to Registered Holder any amount of principal or interest when and as due under this Note, upon receipt of written notice of such failure from Registered Holder;

(ii)           a receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, the Company voluntarily initiates an action under the U.S. Bankruptcy Code as a debtor, or the Company is involuntarily made the subject (as a debtor or alleged debtor) of an action under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts, which involuntary action is not terminated or otherwise disposed of without a judgment against the Company within thirty (30) days of its initiation; or

(iii)           the Company breaches any material representation, warranty, covenant or other term or condition of this Note or the Purchase Agreement, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least fifteen (15) calendar days.

(b)           From and after the occurrence of an Event of Default, the Note Amount shall bear simple interest at a rate equal to twenty percent (20%) per annum, until the Note Amount shall have been paid in full. Upon the occurrence of any Event of Default, Registered Holder may, at such Registered Holder’s sole option, declare all or any portion of the Note Amount due and payable in full; provided, that in the event of an Event of Default under Section 5.1(b) above, the Note Amount and all other sums payable hereunder shall become and be immediately due and payable in full without any action on the part of Registered Holder.

6.           NO PREPAYMENT.  The Company may not, at any time prior to conversion of this Note under Section 2, prepay in whole or in part the unpaid balance of this Note, without the prior written consent of Registered Holder.

7.           WAIVERS.  No failure or delay on the part of Registered Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. To the maximum extent permitted by law, the Company and all endorsers of this Note hereby waive demand, notice, presentment, protest, notice of dishonor, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

8.           TRANSFER.  This Note, any Conversion Securities issued upon conversion of this Note and any capital stock of the Company issuable upon the conversion or exercise thereof may be offered, sold, assigned or transferred by Registered Holder without the consent of the Company, subject only to applicable securities laws.  The rights and obligations of the Company and Registered Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

9.           Representations and Warranties of the Company.  The Company hereby represents and warrants to Registered Holder as follows:

(a)           The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; and (c) has the corporate power and authority to execute, deliver and perform its obligations under this Note.

(b)           The execution, delivery and performance by the Company of this Note (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Company’s Certificate of Incorporation or the Bylaws; and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any lien under, any contractual obligation or the judgment, injunction, writ, award, decree or order of any nature of any governmental authority against, or binding upon, the Company, in each case in this clause (c), individually or in the aggregate, as would have a material adverse effect on the Company.

10.         Representations and Warranties of Registered Holder.  Registered Holder hereby represents and warrants to the Company as follows:

(a)           This Note, and the Conversion Securities issuable upon conversion thereof are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of Registered Holder at all times to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Act, or under an exemption from such registration available under the Act. If Registered Holder should in the future decide to dispose of any of such securities, Registered Holder understands and agrees that it may do so only in compliance with the Act and applicable state securities laws, as then in effect.

(b)           Registered Holder understands that this Note and the Conversion Securities will not be registered at the time of their issuance under the Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Act and that the reliance of the Company on such exemption is predicated in part on Registered Holder’s representations set forth herein. Registered Holder represents that it is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment. Registered Holder further represents that it has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of the offering and to obtain additional information to such Registered Holder’s satisfaction.

(c)           Registered Holder is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Act.

11.         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or Registered Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note, or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by Registered Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including but not limited to reasonable attorneys fees and disbursements.

12.         RESERVATION OF STOCK ISSUABLE UPON CONVERSION.  The Company hereby agrees that, in connection with soliciting board and/or stockholder approval with respect to the Qualified Financing while this Note remains outstanding, the Company shall reserve a sufficient number of shares of its capital stock for issuance upon conversion of this Note and the exercise and/or conversion of the Conversion Securities, as applicable, and a sufficient number of shares of Common Stock for issuance upon conversion of such shares of capital stock, if applicable.  In connection therewith, (i) such shares of the Company’s capital stock shall be duly authorized and, when issued or delivered upon (x) conversion of this Note in accordance with the terms of this Note or (y) exercise or conversion of the Conversion Securities in accordance with their terms, shall be validly issued, fully paid and non-assessable, and (ii) if applicable, such shares of Common Stock, when issued or delivered upon the conversion of such capital stock in accordance with the terms of the Company’s Certificate of Incorporation, shall be validly issued, fully paid and non-assessable.

13.         GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Delaware, excluding that body of law applicable to conflicts of laws.

14.         NOTICES.  Any and all notices required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivered in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile; (iii) at the time of transmission by electronic mail, with confirmation of receipt; (iv) one business day after deposit with an express overnight courier for United States deliveries, or two business days after deposit with an international express air courier for deliveries outside of the United States, with proof of delivery from the courier requested; or (v) three business days after deposit in the United. States mail by certified mail (return receipt requested) for United States deliveries.

All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(i)           if to Registered Holder:

with a copy to:

(ii)          if to the Company:

Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attention: Craig J. Tuttle
Facsimile: 402-452-5461

with a copy to:

Husch Blackwell LLP
1620 Dodge Street; Suite 2100
Omaha, Nebraska 68102
Attention: David E. Gardels, Esq.
Facsimile: 402-964-5050

15.         AMENDMENTS AND WAIVERS.  Any term of this Note may be amended and the observance of any term of this Note waived (either generally or in a particular instance and either retroactively or prospectively), including without limitation an amendment to extend the Maturity Date, by Registered Holder and the Company. Any amendment or waiver effected in accordance with this section shall be binding upon any future Registered Holder of this Note, regardless of whether or not such person consents thereto.

16.         SEVERABILITY.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be signed in its name as of the date first written above.

THE COMPANY:

TRANSGENOMIC, INC.

By:
Craig J. Tuttle, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

By: